Exhibit 10.1

HANGER, INC.

DEFINED CONTRIBUTION SUPPLEMENTAL

RETIREMENT PLAN

Effective as of May 1, 2013.

HANGER, INC.

DEFINED CONTRIBUTION SUPPLEMENTAL RETIREMENT PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.                  Purpose.  The purpose of this Defined Contribution Supplemental Retirement Plan (hereinafter, the “Plan”) is to provide a select group of highly compensated employees of HANGER, INC. (and its selected subsidiaries and/or affiliates) the opportunity to defer the receipt of income which would otherwise be payable to them.  It is intended that this Plan, by providing these eligible individuals with these benefits and the deferral of income tax recognition of these benefits, will assist in retaining and attracting individuals of exceptional ability.

1.2.                  Effective Date.  It is the intent that all of the amounts contributed under this Plan and benefits provided hereunder will be subject to the terms of Section 409A of the Code and shall be effective as of May 1, 2013.

1.3.                  Plan Type.  For purposes of Section 409A of the Code, the portion of the amounts contributed as SERP Contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.                  Account.  “Account” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.  An Account shall be deemed to exist from the time amounts are first credited to an Account until such time that the entire Account balance has been distributed in accordance with this Plan.

2.2.                  Beneficiary.  “Beneficiary” means the person, persons or entity as designated by the Participant, or who is otherwise entitled under Article VI, to receive any Plan benefits payable after the Participant’s death.

2.3.                  Board.  “Board” means the Board of Directors of Hanger, Inc., or any successor thereto.

2.4.                  Cause.  “Cause” means any of the following: (i) gross misconduct in the course of employment with the Company, or (ii) the violation of a noncompete, nondisclosure, nondisparagement, or other restrictive covenant entered into by way of an employment agreement or other employee benefit plan, agreement, arrangement, or policy, whether or not employment with the Company has ended.

2.5.                  Change in Control.  A “Change in Control” means a change in the ownership of Hanger, Inc., a change in the effective control of Hanger, Inc., or a change in the ownership of a substantial portion of the assets of Hanger, Inc., all as defined by Section 409A of the Code and the guidance applicable to interpreting it.

2.6.                  Code.  “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and as interpreted by regulations and rulings issued pursuant to the Code.  Any references to a specific provision shall be deemed to include references to any successor Code provision.

2.7.                  Company.  “Company” means HANGER, INC., a Delaware corporation, any directly or indirectly affiliated subsidiary corporation thereof, and any other affiliate designated by the Board, including  any successors to the business thereof.

2.8.                  Covered Termination.  “Covered Termination” means a Termination upon or following a Change in Control under the following circumstances: (i) if a Participant has an employment, severance or similar agreement in effect with the Company entitling the Participant to severance benefits, then “Covered Termination” with respect to such a Participant means a Termination that entitles him or her to such severance benefits; or (ii) if a Participant has no such agreement in effect with the Company, then “Covered Termination” with respect to such a Participant means a Termination by the Participant for “good reason” or by the Company for reasons other than Cause, death or Disability within one year following a Change in Control.  For purposes of clause (ii), “good reason” means any of the following events that are not cured to the reasonable satisfaction of the Participant after providing notice to the Company and a thirty (30) day period to cure: (x) a material diminution of the Participant’s responsibilities, as compared to the Participant’s responsibilities immediately prior to the Change in Control, (y) any reduction in the Participant’s base salary or bonus plan targets as compared to such base salary or such targets as of the date immediately prior to the Change in Control, or (z) any relocation of the Participant’s principal place of employment to a location more than twenty-five (25) miles from the Participant’s principal place of employment as of the date immediately prior to the Change in Control.

2.9.                  Compensation Committee.  “Compensation Committee” means the committee appointed by the Board to administer the compensation programs and compensation of the Company’s executives and directors.

2.10.           Determination Date.  “Determination Date” means any business day on which the New York Stock Exchange is open for trading.

2.11.           Disability.  “Disability” means a physical or mental condition whereby the Participant (i) who is not covered by a Company accident and health plan which pays income replacement benefits to the employees of the Participant’s employer, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.12.           Distribution Election.  “Distribution Election” means the form prescribed by the SERP Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from the Participant’s Account, as elected by the Participant.

2.13.           Executive Officer.  “Executive Officer” means any executive whose compensation must be reviewed and approved by the Compensation Committee.

2.14.           401(k) Plan.  “401(k) Plan” means the Hanger, Inc. 401(k) Savings Plan, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.15.           Interest.  “Interest” means the amount credited to or debited against a Participant’s Account on a Determination Date, which shall be based on the Valuation Funds chosen by the Participantpursuant to  Section 4.3, in order to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.16.           Participant.  “Participant” means any individual who has been selected to participate in the Plan pursuant to Section 3.1.  Such individual shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.17.           Plan.  “Plan” means this Defined Contribution Supplemental Retirement Plan, as amended from time to time.

2.18.           Retirement.  “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after attainment of age sixty (60) with at least five (5) Years of Service with the Company.

2.19.           SERP Committee.  “SERP Committee” means the committee appointed by the Board to administer the Plan pursuant to Article VII.  The initial Committee so designated by the Board shall consist of the following officers of Hanger, Inc.: the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the Chief Human Resources Officer (“CHRO”).

2.20.           SERP Contribution.  “SERP Contribution” means the Company contribution credited to a Participant’s Account under Section 4.4.

2.21.           Termination.  “Termination”, “terminates employment” or any other similar such phrase means the Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, except that for purposes of determining “control” pursuant to Sections 414(b) or (c) of the Code, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place it appears in the regulations thereunder.

2.22.           Valuation Funds.  “Valuation Funds” means one or more of the independently established funds or indices that are approved by the SERP Committee.  These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account in accordance with Article IV, and does not represent, nor should it be interpreted to convey, any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the SERP Committee in its reasonable discretion.  The SERP Committee shall select the various Valuation Funds available to the Participants and may add or remove any Valuation Funds on a prospective basis at any time in its sole discretion.

2.23.           Years of Participation.  “Years of Participation” means the number of consecutive twelve month periods that an individual has both been a Participant in this Plan and an employee of the Company.

2.24.           Years of Service.  “Years of Service” means the number of years of service performed by a Participant for the Company as determined under the terms of the 401(k) Plan.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.                  Eligibility and Participation.

a)                            Eligibility.      The Compensation Committee shall designate those key employees of the Company who are eligible to participate in the Plan.  The SERP Committee shall designate Participants from among the eligible employees so approved by the Compensation Committee.

b)                            Participation.  An individual’s participation in the Plan shall be effective upon the date such individual is approved as a Participant by the SERP Committee, unless either the SERP Committee or Compensation Committee specifically designates a later effective date of participation for such individual.

3.2.                  Participant Elections.  No more than thirty (30) days after the effective date of a Participation’s participation as set forth in Section 3.1(b), the Participant may submit the following forms to the SERP Committee:

a)                            Distribution Election.  The Participant may submit a Distribution Election, on which the Participant shall elect a form of payment to be made with respect to the Participant’s Account.  The Participant may submit a new Distribution Election at any time prior to the end of the thirty (30) day period referenced in this Section 3.2, and the Distribution Election most recently filed at the end of such thirty (30) day period shall be irrevocable.  In the event that a Participant does not timely submit a properly completed Distribution Election, the form of payment deemed to be elected will be a lump sum.

b)                            Allocation Election.  The Participant may submit an allocation form, which shall provide instructions on how the SERP Contributions credited to the Participant’s Account shall be allocated among the various available Valuation Funds.  In the event that a Participant does not submit a timely and properly completed allocation form, the SERP Committee shall allocate the SERP Contributions to the default Valuation Fund designated by the SERP Committee until a properly completed allocation form is submitted.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.                  Accounts.  The SERP Contributions and Interest thereon shall be credited to the Participant’s Account as otherwise provided in this Article.  The Participant’s Account shall be used solely to calculate the amount payable to the Participant under this Plan and shall not constitute a separate fund of assets.

4.2.                  Timing of Credits; Withholding.  Any SERP Contributions shall be credited to a Participant’s Account as of a time and in a manner provided by the SERP Committee, but typically as soon as practicable in the calendar year following the year to which such contribution relates.  Any withholding of taxes or other amounts with respect to the SERP Contribution credited to a Participant’s Account that is required by local, state or federal law shall reduce the amount credited to the Participant’s Account in any manner specified by the SERP Committee.

4.3.                  Valuation Funds.  A Participant shall be permitted to designate one or more Valuation Funds for the sole purpose of determining the amount of Interest to be credited or debited to the Participant’s Account.  Such election shall designate how each SERP Contribution shall be allocated among the available Valuation Fund(s). A Participant shall also be permitted to reallocate the balance in the Participant’s Account among the available Valuation Funds. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures adopted by the SERP Committee or its delegates from time to time.  As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4.                  SERP Contributions.  A Participant’s Account shall be credited with a SERP Contribution in accordance with this Section 4.4.  The amount of the SERP Contribution for any Participant shall be stated either as (i) a flat dollar amount, or (ii) a percentage of the Participant’s base salary received or payable in the calendar year (provided that, for the first year of participation under the Plan, only base salary and other compensation earned after the first thirty (30) days of participation shall be considered for such percentage method).

a)                            Contribution Amount.  The Compensation Committee, in its sole discretion, shall determine the maximum amount of the SERP Contribution that may be made for a Participant, and may consider any factors it deems relevant in making such such determination.  The SERP Committee, in its sole discretion, shall determine the actual amount of the SERP Contribution to be allocated to a Participant’s Account for each year (or portion thereof), if any, up to the maximum amount approved by the Compensation Committee.  For a Participant’s initial year of participation, the determination of the SERP Contribution for such Participant typically shall be made within ninety (90) days of becoming eligible to participate.  Once established, the SERP Contribution for any Participant shall remain the same for each succeeding year, unless changed by either the SERP Committee or the Compensation Committee, as the case may be.  Any such changes must be made no later than December 31 and shall apply to the SERP Contribution made with respect services performed in the following calendar year.

b)                            No Guarantee of Future Contributions.  The designation of any Participant as being eligible to receive a SERP Contribution in any year shall not be a guarantee of future contributions, and the crediting of any particular level of SERP Contribution in any year shall not be a guarantee of that level in future years.

4.5.                  Determination of Accounts.  Each Participant’s Account on a Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)                            SERP Contributions.  Each Account shall be increased by any SERP Contribution credited since such prior Determination Date as set forth in Section 4.4.

b)                            Distributions.  Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.  Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within the Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)                             Interest.  Each Account shall be increased or decreased by the Interest credited or debited to such Account as though the balance of that Account  was invested in the applicable Valuation Funds chosen by the Participant.

4.6.                  Vesting of Accounts.  Unless otherwise specified by the SERP Committee (with respect to non-Executive Officer Participants) or the Compensation Committee (with respect to Executive Officer Participants) in writing, or except as set forth in Section 4.7, each Participant shall be one hundred percent (100%) vested in the Participant’s Account, including any Interest thereon, upon the earlier of: (a) death; (b) Disability; (c) attaining five (5) Years of Participation: (d) becoming eligible for Retirement; or (e) a Covered Termination.

4.7.                  Forfeiture of Accounts.  Any Participant who Terminates employment before becoming fully vested in the Participant’s Account shall immediately forfeit the unvested balance of his or her Account.  Any Participant whose employment is terminated for Cause, or whose employment is terminated for any reason at a time when such termination could have been for Cause, shall immediately forfeit the balance of his or her Account, including any vested amounts.  In addition, if a Participant’s employment is not terminated for Cause, but the SERP Committee (with respect to non-Executive Officer Participants) or the Compensation Committee (with respect to Executive Officer Participants) later determines that such termination could have been for Cause if all the facts had been known at the time of such termination, then any unpaid portion of the Participant’s Account shall be immediately forfeited as of the date of such Committee’s determination.

4.8.                  Statement of Accounts.  To the extent that the Company does not arrange for a Participant’s Account balance to be accessible online by the Participant, the SERP Committee shall provide to each Participant a statement showing the balance in the Participant’s Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1.                  A Participant’s Account.  The vested portion of a Participant’s Account shall be distributable to the Participant upon the Participant’s Termination of employment with the Company.

a)                  Timing of Payment.  Benefits payable from a Participant’s Account shall be paid (if a lump sum) or commence (if installments) on the first Determination Date that occurs on or immediately following six (6) months following the Participant’s Termination.

b)                  Form of Payment.  The form of benefit payment shall be that form selected by the Participant in his or her Distribution Election made (or deemed made) pursuant to Section 3.2(a), and as permitted pursuant to Section 5.5, except if the Participant terminates employment prior to Retirement, then the Participant’s Account shall be paid in the form of a lump sum payment regardless of the form of payment otherwise selected.  If the form of payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.2.                  Death Benefit. Upon the death of a Participant prior to the commencement of benefits from the Participant’s Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the Participant’s vested Account balance in the form of a lump sum payment as soon as administratively practicable (but in no event more than ninety (90) days) after the Participant’s death.  In the event of the death of the Participant after the commencement of benefits from the Participant’s Account, the remaining unpaid benefits from the Participant’s Account shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as administratively possible (but in no event more than ninety (90) days) after the Participant’s death.  If the Participant’s Beneficiary, estate or legal representative fails to notify the SERP Committee of the death of the Participant in the manner specified in Section 10.9, such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Plan and shall not be liable to the Beneficiary, estate or legal representative for any losses, damages, or other claims resulting from such late payment.

5.3.                  Disability Distributions.  Upon a finding by the SERP Committee that a Participant has suffered a Disability, the Company shall make a full distribution of the Participant’s Account. The payment of such distribution shall be made in the form of a lump sum in an amount equal to the Participant’s vested Account balance as soon as administratively practical (but in no event more than ninety (90) days) after the date of such Disability.

5.4.                  Permitted Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the SERP Committee may, in its sole discretion, accelerate the time or schedule of a distribution under the Plan, such as accelerated distributions to address the payment of employment taxes or early income inclusion that may occur for a Participant’s Account balance.

5.5.                  Form of Payment.  Unless otherwise specified in this Article V, the benefits payable from a Participant’s Account shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election or as otherwise set forth in Section 3.2(a).  The permitted forms of benefit payments are:

a)                  A lump sum amount which is equal to the vested Participant’s Account balance; and

b)                  Annual installments for a period of up to fifteen (15) years where the annual payment shall be equal to the vested balance of the Participant’s Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year.  Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3.

5.6.                  Small Account.  If the Participant’s vested Account balance as of the time the payments are to commence is less than $50,000,  then such Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.7.                  Withholding; Payroll Taxes.  The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.

5.8.                  Payments in Connection with a Domestic Relations Order.  Notwithstanding anything herein to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Code section 414(p)(1)(B), involving the Participant.

5.9.                  Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, then the SERP Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The SERP Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the SERP Committee and the Company from all liability with respect to such benefit.

5.10.           Effect of Payment.  The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and the Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.11.           Amount of Payment.  Notwithstanding anything herein to the contrary, the amount payable from a Participant’s vested Account may be determined and valued within a period of up to ten (10) business days preceding the date of actual payment.

ARTICLE VI - BENEFICIARY DESIGNATION

Beneficiary Designation.  Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as a Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s vested Account balance.  Each Beneficiary designation shall be in a written form prescribed by the SERP Committee and shall be effective only when filed with the SERP Committee during the Participant’s lifetime.

6.1.                  Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the SERP Committee during the Participant’s lifetime.

6.2.                  No Beneficiary Designation.   If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, and the Beneficiary designation form does not specify to whom payments should be made in such event, then the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)                  The Participant’s spouse; or

b)                  The Participant’s estate.

6.3.                  Effect of Payment.   Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.                  SERP Committee. Except to the extent that authority is reserved to the Compensation Committee herein, this Plan shall be administered by the SERP Committee.  The SERP Committee shall have the discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.  A majority vote of the SERP Committee members shall control any decision.  Members of the SERP Committee may be Participants under this Plan.

7.2.                  Compliance with Section 409A of the Code.   It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to the Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and neither the SERP Committee nor the Compensation Committee shall not take any action that would be inconsistent with such intent.  Although both Committees shall use their best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, neither the Company nor any Committee guarantees or provides any warranties with respect to the tax treatment of amounts deferred under this Plan.  Neither the Company, the Board, any director, officer, employee and advisor, nor any Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.  For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.                  Agents.   Both the SERP Committee and Compensation Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.4.                  Binding Effect of Decisions.   The decision or action of any Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.                  Indemnity of Committee Members.   The Company shall indemnify and hold harmless the members of any Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on such Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.                  Claim.   Any person or entity claiming a benefit, or requesting an interpretation, ruling, or information under the Plan (hereinafter referred to as “Claimant”), shall present the request in writing to the SERP Committee (with respect to non-Executive Officer Participants) or the Compensation Committee (with respect to Executive Officer Participants) within one (1) year following the date that such person or entity knew or, exercising reasonable care, should have known of such claim, and the SERP Committee shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim, or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan.  If special circumstances require an extension of the time for processing the claim, the initial ninety (90) or forty-five (45) day period may be extended for up to an additional ninety (90) or thirty (30) day period, respectively.  If such an extension is required, the SERP Committee will provide written notice of the required extension before the end of the initial ninety (90) or forty-five (45) day period, which notice shall (i) specifiy the circumstances requiring an extension, (ii) a description of any additional material or information required and an explanation of why it is necessary, and (iii) the date by which the SERP Committee expects to make a decision.  Notwithstanding the foregoing provisions of this Section 8.1, to the extent the Claimant is an Executive Officer, any claim under this Article VIII shall be addressed by the Compensation Committee or one of its authorized delegates.

8.2.                  Denial of Claim.  If a claim is denied, the applicable Committee shall provide the Claimant with written notice containing:

a)                  The reasons for the denial, with specific reference to the Plan provisions on which the denial is based; and

b)                  An explanation of the Plan’s claim review procedure.

8.3.                  Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within the applicable time period set forth in Section 8.1 may request a review by notice given in writing to the applicable Committee.  For claims not involving Disability, such a request must be made within sixty (60) days after receiving notice of the denial or the expiration of the time period set forth in Section 8.1 if the Claimant has not received a response.  For claims involving Disability, such a request must be made within one hundred and eighty (180) days after receiving notice of the denial or the expiration of the time period set forth in Section 8.1 if the Claimant has not received a response.  Such a request shall then be reviewed by the applicable Committee which may, but shall not be required to, grant the Claimant a hearing.  On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.                  Final Decision.  The applicable Committee shall provide the Claimant with written notice of its decision on review within sixty (60) days after receipt of the Claimant’s review request or hearing date or within forty-five (45) days of such time if the claim review involves Disability.  If special circumstances require an extension of the time to process the decision on review, the processing period may be extended for up to an additional sixty (60) or forty-five (45) day period, respectively.  If such an extension is required, the applicable Committee will provide written notice of the required extension to the Claimant before the end of the initial sixty (60) or forty-five (45) day period set forth in this Section 8.4.  If the claim is then denied, the applicable Committee will provide the Claimant with a written notice containing:

a)                  A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and

b)                  The reasons for the denial, with specific reference to the Plan provisions on which the denial is based.

All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.                  Amendment.   The Board may at any time amend the Plan by written instrument, notice of which is given to all the Participants and to each Beneficiary receiving installment payments who are affected by such amendment, except that no amendment shall reduce the amount vested or accrued in any Participant’s Account as of the date the amendment is adopted.  In addition, any amendment which adds a distribution event to the Plan shall not be affective with respect to any Participant’s Account that is already established as of the time of such amendment.  Notwithstanding anything in this Plan to the contrary, the Board shall have the unilateral right to amend this Plan to comply with Section 409A of the Code.

9.2.                  Company’s Right to Terminate. The Board may, in its sole discretion, terminate the entire Plan and require distribution of all benefits due under the Plan or portion thereof, provided that:

a)                  The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the SERP Committee, of Hanger, Inc. and all entities considered to be part of the same controlled group under Treas. Reg. §1.409A-1(g) (the “Hanger Controlled Group”);

b)                  The Hanger Controlled Group also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code;

c)                   No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)                  All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

e)                   The Hanger Controlled Group does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date; and,

f)                    The Hanger Controlled Group meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE X - MISCELLANEOUS

10.1.           Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.           Unsecured General Creditor.   Notwithstanding any other provision of this Plan, all Participants and each Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan.  Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.           Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all the Company’s general creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Company.

10.4.           Nonassignability and Offset.

a)                  Nonassignability.                           Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable, other than (i) to a Participant’s Beneficiary pursuant to Article VI, (ii) pursuant to a domestic relations order deemed legally sufficient by the SERP Committee, or (iii) by will or the laws of descent and distribution.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

b)                  Offset.  If, at the time a payment is due hereunder, the Company determines that the Participant is indebted or obligated to the Company or any subsidiary or other affiliate thereof (including, but not limited to, for amounts owed as a result of the Participant’s breach of his or her fiduciary duty owed to, or breach of any restrictive covenant in effect with, the Company, a subsidiary or affiliate), then the payment to be made to or with respect to such Participant (including a payment to the Participant’s Beneficiary) may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation; provided, however, that an election by the Company to not reduce any such payment shall not constitute a waiver of its claim for such indebtedness or obligation.

10.5.           Not a Contract of Employment.  This Plan shall not constitute a contract of employment between the Company and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6.           Protective Provisions.   A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

10.7.           Governing Law.   The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule, except as preempted by federal law.

10.8.           Validity.   If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.           Notice.   Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to either the SERP Committee or the Compensation Committee shall be directed to Hanger, Inc.’s headquarters address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.10.    Successors.   The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

HANGER, INC.

BY:

DATED: